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                                                                    EXHIBIT 99.1


IN THE COURT OF COMMON PLEAS OF ALLEGHENY COUNTY, PENNSYLVANIA




Furtherfield Partners, L.P., individually,           )
and on behalf of all others similarly situated,      )        No. GD
                                                     )
                                Plaintiff,           )
                                                     )
                                                     )
                      v.                             )
                                                     )
                                                     )
                                                     )
Kennametal, Inc., Markos I. Tambakeras,              )
H. Patrick Mahanes, Jeffrey M. Boetticher            )
William R. Newlin, Richard J. Orwig,                 )
Aloysius T. McLaughlin Jr., Irwin L. Elson,          )
and Richard C. Alberding.                            )
                                                     )        Class Action
                                Defendants.          )



                           COMPLAINT IN CIVIL ACTION

         AND NOW, comes Plaintiff, by and through counsel, on behalf of itself and all others similarly situated, and alleges as follows against defendants hereafter named and does hereby file this complaint in class action, a statement of which follows:


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                             JURISDICTION AND VENUE

         1. This Court has jurisdiction over the cause of action asserted herein pursuant to the Pennsylvania Rules of Civil Procedures, Rules 1701, et seq.

         2. Venue is proper in this county as the acts upon which this action is based occurred, in part, in this county.

                              NATURE OF THE ACTION

         3. Plaintiff brings this action individually and as a class action on behalf of all persons, other than defendants, who own the stock of JLK Direct Distribution Inc. ("JLK Direct" or the "Company"), and who are similarly situated (the "Class"). Plaintiff seeks, inter alia, to enjoin the closing of a proposed transaction in which the Company's controlling shareholder, Kennametal, Inc. ("Kennametal"), will acquire the remaining shares of JLK Direct that it does not own for $6.70 per share in cash. Alternatively, in the event that the proposed transaction is implemented, plaintiff seeks to recover damages caused by the breach of fiduciary duties owed by the defendants.

                                    PARTIES

         4. Plaintiff, Furtherfield Partner, L.P. ("Plaintiff") is, and was at all times material hereto, the owner of 25,000 shares of JLK Direct. JLK Direct is a corporation organized under the laws of the Commonwealth of Pennsylvania and headquartered in Latrobe, Pennsylvania. The Company's stock is traded on the New York Stock Exchange.

         5. Defendant Kennametal, Inc. ("Kennametal") is a corporation doing business in the Commonwealth of Pennsylvania. Kennametal owns 20,237,000 shares of the Class B Common Stock of JLK Direct, and through such ownership controls approximately 97.9% of the voting power of the Company. Kennametal is the parent and controlling shareholder of the Company.

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         6. Defendant Markos I. Tambakeras is a director of the Company, and is the President and Chief Executive Officer of Kennametal.

         7. Defendant H. Patrick Mahanes, Jr. is a director of the Company, and is the Chief Operating Officer of Kennametal.

         8. Defendant Jeffery M. Boetticher is a director of the Company and is its President and Chief Executive Officer.

         9. Defendant William R. Newlin is a director of the Company, and the managing partner of the law firm of Buchanan Ingersoll Professional Corporation, which is counsel to Kennametal and the Company. Newlin is the Chairman of the Board of Directors of both Kennametal and the Company. Newlin's law firm derives substantial fees from its relationship with Kennametal and the Company.

         10. Defendant Richard J. Orwig is a director of the Company, and until May 2, 2000, was the President and Chief Executive Officer of the Company. From 1991 to 1998, Orwig was an officer of Kennametal.

         11. Defendant Aloysius T. McLaughlin, Jr. is a director of the Company and a director of Kennametal.

         12. Defendant Irwin L. Elson is a director of the Company, and a retired officer of Kennametal.

         13. Defendant Richard C. Alberding is a director of the Company and a director of Kennametal.

         14. The director defendants listed above are the eight-member Board of Directors of the Company. The director defendants have substantial relationships with Kennametal, and own stock positions in Kennametal which far outweigh any ownership of shares of the Company. Because the directors have a substantial relationship, and economic interests which are aligned, with Kennametal, the Company's parent, they cannot act independently of the controlling shareholder.


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                            CLASS ACTION ALLEGATIONS

         15. Plaintiff brings this case in its own behalf and as a class action, pursuant to PaR.C.P. 1701 et seq., on behalf of the minority public holders of the Company's stock, except defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of the defendants, who will be threatened with injury arising from defendants' actions as is described more fully below.

         16. This action is properly maintainable as a class action.

         17. The Class is so numerous that joinder of all members is impracticable. As of September 8, 1999, the Company had 4,273,390 shares of Class A Common Stock outstanding in the hands of the public shareholders. There are thousands of record and beneficial shareholders in the Class.

         18. There are questions of law and fact common to the Class including, inter alia, whether:

                  1. defendants have breached and will continue to breach their fiduciary and other common law duties owed by them to plaintiff and the members of the Class; and

                  2. plaintiff and the other members of the Class would be irreparably damaged by the wrongs complained of herein.

         19. The claims of plaintiff are typical of the claims of the other members of the Class in that all members of the Class will be harmed by defendants' actions.

         20. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff is an adequate representative of the Class.



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         21. The prosecution of separate actions by individual members of the
Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for defendants, or adjudications with respect to individual members of the Class which would as a practical matter be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests.

         22. The defendants have acted, or refused to act, on grounds generally applicable to, and causing injury to, the Class and, therefore, preliminary and final injunctive relief on behalf of the Class as a whole is appropriate.

                            SUBSTANTIVE ALLEGATIONS

         23. The Company has a total of approximately 24.5 million shares outstanding, of which the public owns the approximately 4.2 million shares of Class A Common Stock. Because the 20.2 million shares of Class B Common Stock owned by Kennametal has superior voting rights, Kennametal controls 97.9 percent of the voting power of the Company.

         24. JLK Direct is one of the largest suppliers of a broad range of metalworking consumables and related products in the United States, offering a full line of cutting tools, carbide and other tool inserts, abrasives, drills, machine tool accessories, hand tools and other industrial supplies. To meet the varying supply needs of small, medium and large customers, the Company offers a direct marketing program through which it supplies customers through catalog and show room sales, as well as integrated industrial supply programs through which manufacturers engage the Company to carry out all aspects of complex metalworking supply processes.


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         25. The Company's parent, Kennametal, is a vertically integrated manufacturer and marketer of consumable tools and related supplies for the metalworking, mining and highway construction industries, as well as specially engineered products for a variety of other industries. Until 1997, the Company was a wholly owned subsidiary of Kennametal. On July 2, 1997, Kennametal sold approximately 4.9 million shares of JLK Direct to the public at $20 per share.

         26. The Company operates in a large, fragmented industry characterized by multiple channels of distribution. The Company believes that increasing numbers of industrial manufacturers are searching for ways to reduce costs by eliminating the inefficiencies of traditional industrial supply, leading to the development of programs that are generally referred to as integrated supply. The Company's business strategy is to become the preferred supplier of metalworking consumables and related products to the metalworking industry by being a one-stop shop for metalworking products for customers of all sizes.

         27. The Company has substantially progressed in implementing its business plan. The Company has invested significant resources in developing an extensive customer and prospect database, as well as a computerized information that will provide it with the platform for future growth.

         28. Over the last four years, the Company has grown substantially. Net sales have expanded from $188 million in 1995 to $531 million in 1999. Net income during the same period almost doubled, from $11.8 million to $20.3 million.

         29. JLK Direct's balance sheet is strong. As of the end of March, 2000, the Company had total debt of $.4 million, and no long term debt. The Company's net working capital (current assets less liabilities) was $134 million, or $5.20 per share. The Company's book value was $230 million, or almost $10 per share.


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         30. In the first quarter of 2000, the Company suffered a slight decline in sales, partly as a result of the divestiture of one subsidiary, Strong Tool Co., and partly as a result of weakness in certain end markets. Thus, sales decreased in the quarter from $138 million to $134 million. However, operating income declined only slightly from $10.6 to $10.3 million, and total net income was unchanged at $.26 per share for the quarter. Commenting on its results, management stated that the Company's financial condition continues to remain strong.

         31. The decrease in results was the result of poor execution by the management that Kennametal had installed. In early May, Kennametal began to replace management and restructure the Company.

         32. In the meantime, the depressed results had resulted in downgrading of the stock by certain analysts, which in turn aggravated a decline in the value of the publicly traded stock. From March to the beginning of July, the stock slid from approximately $11 per share to below $5 per share as a result of the mismanagement by Kennametal.

         33. In December 1999, Kennametal had engaged an investment bank to explore strategic alternatives regarding its ownership in the company, including possible divestiture, believing that divestiture might enhance growth prospects for both Kennametal and the Company by allowing each to focus on its core competencies. After a thorough evaluation of strategic alternatives during a period when the Company's stock was trading between $11 and $8 per share, Kennametal decided on May 2, 2000 to terminate its consideration of a sale of its stake. Kennametal thus concluded that it would not sell at a level between $8 and $11, indicating that it believes that the Company is worth substantially more than that. In fact, in the previous year, Kennametal had caused the Company to repurchase 15,000 of its shares at a total cost of $.3 million, or $20 per share, also reflecting the controlling shareholder's opinion that the Company was worth


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substantially more than $8 to $11 per share. At the time that it terminated its consideration of a sale of its stake in the Company on May 2, 2000, Kennametal indicated that it continued to believe that there may be better owners for the Company.

         34. Having decided that a range of $8 to $11 per share was too low a price at which to sell, Kennametal has seized upon the temporary decline in the price of the Company's stock to buy the stock of the Company's minority public shareholders at an even lower price. On July 20, 2000, Kennametal announced that it proposed to squeeze out the remaining shareholders at $6.70 per share, a price far below the price that Kennametal had determined only months before was fair value for the Company.

         35. The proposed transaction is fraudulent, fundamentally unfair and inadequate to the Class members because, among other reasons:

          1. The intrinsic value of JLK direct is materially in excess of the amount offered by Kennametal for the common stock of the public minority stockholders, giving due consideration to the anticipated operating results, net asset value, cash flow, and profitability of the Company and what the Company would earn if it were well managed for the benefit of all its shareholders;

          2. The price is not the result of an appropriate consideration of the value of the Company it is far below the price that Kennametal has determined is an appropriate value for the Company, and because the defendants have not taken any steps to accurately ascertain JLK Direct's true value through open bidding or at least a "market check mechanism," and


          3. As a result of the defendants' mismanagement and inattention to the affairs of the Company, JLK Direct has suffered a temporary decrease in sales, which has caused an inordinate decline in its stock price, a decline which the controlling



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               shareholder is seeking to take unfair advantage of by timing the transaction to squeeze out the public shareholders while the stock is temporarily depressed.

         36. The proposal of Kennametal is so low that it does not provide any reasonable starting point for the arm's length negotiation of a fair price for the public stockholders. Moreover, all the directors on the Board have an established relationship with the controlling shareholder which prevents them from acting independently to negotiate a transaction that would be fair to the public stockholders.

         37. As a result of defendants' action, plaintiff and the Class have been and will be damaged by the breaches of fiduciary duty and plaintiff and the Class will receive but a small fraction of the fair value of the Company's assets and businesses.

         38. Unless enjoined by this Court, defendants will continue to breach their fiduciary duties owed to plaintiff and the Class, and will exclude plaintiff and the Class from the fair proportionate share of the Company's valuable assets and businesses, all to the irreparable harm of the Class.

         39.  Plaintiff and the Class have no adequate remedy of law.


                               PRAYER FOR RELIEF


WHEREFORE, plaintiff prays for judgment and relief as follows:

         a. Declaring that this lawsuit is properly maintainable as a class action and certifying plaintiff as representative of the Class;

         b. Declaring that the defendants have breached their fiduciary duties to plaintiff and the other members of the Class;


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         c. Preliminarily and permanently enjoining defendants and their counsel, agents, employees, and all persons acting under, in concert with, or for them, from proceeding with or implementing the proposed transaction;

         d. In the event the proposed transaction is consummated, rescinding it and setting it aside;

         e. Awarding compensatory damages against defendants, jointly and severally, in an amount to be determined at trial, together with prejudgment interest at the maximum rate allowable by law;

         f. Awarding plaintiff and the Class their costs and disbursements and reasonable allowances for plaintiff's counsel and experts' fees and expenses; and

         g. Granting such other and further relief as may be just and proper.

Respectfully submitted this 21st day of July, 2000.


                                          LAW OFFICE OF
                                          ALFRED G. YATES, JR.

                                      By: /s/Alfred G. Yates, Jr.
                                         --------------------------------------
                                          Alfred G. Yates, Jr. (Pa.I.D.#17419)
                                          Gerald L. Rutledge (Pa.I.D.#62027)
                                          519 Allegheny Building
                                          429 Forbes Avenue
                                          Pittsburgh, PA  15219
                                          (412) 391-5164

                                          Attorneys for Plaintiff


OF COUNSEL:

HARNES KELLER LLP
International Plaza
750 Lexington Avenue
New York, NY  10022
(212) 755-0022

GARWIN, BRONZAFT, GERSTEIN
  & FISHER, L.L.P.
1501 Broadway, Suite 1416
New York, NY  10036
(212) 398-0055


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                                  VERIFICATION

         I, Danny Breen, III, of and on behalf of plaintiff Furtherfield Partners, L.P., have read the foregoing Complaint in Civil Action. The statements therein are true and correct to the best of my knowledge, information and belief. This verification is made subject to 18 Pa.C.S.A. Section 4904 relating to unsworn falsification to authorities.


                                                  /s/ Daniel C. Breen III
                                                  ------------------------------
                                                  Signature